Banksy (b. 1974)



Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market, and he ranked 34th in the top 100 best-selling artists at auction according to total auction turnover in 2022.

INVESTMENT THESIS

Initial Offering Price
$3,996,000

Offering Circular
sec.gov

Similar Sales | Record Price | Repeat Sales



$6.0m
$4.0m
$2.0m
$0.0m
05
08
11
14
17
20
23

Price Appreciation of Similar Works
19.3%

Sharpe Ratio (2006-2023) watch video

Banksy	▲1.37
All Art	0.41
S&P 500	0.56

0% Progress

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Banksy
(b. 1974)

Why we like this offering

1. The Artwork is a prime example of Banksy's "modified" or "vandalized" oil paintings, which insert contemporary and often political iconography into Old Master style paintings.
2. Auction records for artworks similar in medium and style are led by Subject to Availability (2009/10), which sold for $6,325,490 in June 2021, followed by Vandalised Oil (Choppers) (2006), which sold for $5,855,705 in March 2022, and This is Not a Photo Opportunity (2007), which sold for $2,690,000 in May 2022.
3. Banksy paints over and adds three dimensional elements to readymade paintings he often sources from local flea markets around London.
4. Banksy frames his "modified" or "vandalized" oil paintings with ornate gold-gilded frames made by his studio to highlight the classic academic style of the series.
5. Banksy's "modified" or "vandalized" oil paintings were first exhibited in an empty store front in London at his solo exhibition Crude Oils in 2005, one year before the Artwork's creation.
6. The Artwork is a found 18th-century style oil painting of a port at sunset with citizens congregating, unloading boats, and fishing that Banksy has modified by painting flying saucers shooting lime green laser beams onto the scene. Three of the alien spaceships are painted onto the canvas contained within the gold gilded frame; however, Banksy painted the fourth space ship on an aluminum cut out attached to the top of the frame. This addition allows the ship to hover above the work and its beam shines into the painted composition.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Artist Metrics

2022 Total Auction Sales	2022 Auction Lots Sold	All Time Record Price
$42,505,495	162	$21,936,000

Turnover by Year


134.2M
100.7M
67.1M
33.6M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned

Sold Unsold


243
182.25
121.5
60.75
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$3,996,000**
Offering Circular	sec.gov/edgar

Painting



About Banksy

The mysterious artist known only by his graffiti handle – Banksy – is believed to have been born around 1974 in Bristol, England. Works by Banksy are discernable through their signature stencil aesthetic – a style that favors expediency to create and then vanish before authorities can arrive to detain the artist as a vandal. Over the last two decades, Banksy has continued to develop his career as a controversial artist, which landed him on Time magazine's Top 100 Influential People of 2010 and an Academy Award nomination for best documentary feature with his film "Exit Through the Gift Shop."

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BANKSY

b. 1974, UNITED KINGDOM

Oil on canvas, in artist's frame and oil on aluminum | 55.5 × 55.5 in. (141 x 141 cm.)

The anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery.



$3,996,000 INITIAL OFFERING	
19.3% ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]	**63.8%** ANNUAL GROWTH OF RECORD PRICE[3]
▲1.37 SHARPE RATIO[4]	**14.4%** MEDIAN REPEAT SALE PAIR APPRECIATION[5]

The Artwork is a prime example of Banksy's "modified" or "vandalized" oil paintings, which insert contemporary and often political iconography into Old Master style paintings. Banksy paints over and adds three dimensional elements to readymade paintings he often sources from local flea markets around London. Banksy frames his "modified" or "vandalized" oil paintings with ornate gold-gilded frames made by his studio to highlight the classic academic style of the series. Banksy's "modified" or "vandalized" oil paintings were first exhibited in an empty store front in London at his solo exhibition Crude Oils in 2005, one year before the Artwork's creation. The Artwork is a found 18th-century style oil painting of a port at sunset with citizens congregating, unloading boats, and fishing that Banksy has modified by painting flying saucers shooting lime green laser beams onto the scene. Three of the alien spaceships are painted onto the canvas contained within the gold gilded frame; however, Banksy painted the fourth space ship on an aluminum cut out attached to the top of the frame. This addition allows the ship to hover above the work and its beam shines into the painted composition. Auction records for artworks similar in medium and style are led by Subject to Availability (2009/10), which sold for $6,325,490 (£4,582,500) at Christie's London on June 30, 2021, followed by Vandalised Oil (Choppers) (2006), which sold for $5,855,705 (£4,384,900) at Sotheby's London on March 2, 2022, and This is Not a Photo Opportunity (2007), which sold for $2,690,000 at Sotheby's New York on May 19, 2022.

Banksy does not have any gallery representation; he is supported only by his discrete and appropriately ironic organization Pest Control, which authenticates his works. Despite the artist's refusal to cooperate with the institutional art world, his widespread popularity has also led him to be the subject of numerous blockbuster traveling exhibitions, including Banky: Genius of Vandal?; and Banksy in New York. Rather than ostracize him, Banksy's unique and subversive position in the art world has made him especially desirable in the commercial market, and he ranked 34th in the top 100 best-selling artists at auction according to Turnover 2022. As of August 31, 2023, Banksy's auction records are led by Love is in the Bin (2018), which sold at Sotheby's London for $25,426,401 (£18,582,000) on October 14, 2021, and shocked the room as it self-destructed in a custom trick frame that shredded the canvas, followed by Game Changer (2020), which sold for $23,238,686 (£16,758,000) at Christie's London on March 23, 2021, and Sunflowers from Petrol Station (2005), which sold to Masterworks 092, LLC for $14,558,000 at Christie's in New York on November 9, 2021.

AUCTION RECORDS FOR PAINTINGS BY BANKSY ARE LED BY LOVE IS IN THE BIN (2018), WHICH SOLD AT SOTHEBY'S LONDON FOR $25,426,401 (£18,582,000) ON OCTOBER 14, 2021, AND SHOCKED THE ROOM AS IT SELF-DESTRUCTED IN A CUSTOM TRICK FRAME THAT SHREDDED THE CANVAS, FOLLOWED BY GAME CHANGER (2020), WHICH SOLD FOR $23,238,686 (£16,758,000) AT CHRISTIE'S LONDON ON MARCH 23, 2021, AND SUNFLOWERS FROM PETROL STATION (2005), WHICH SOLD TO MASTERWORKS 092, LLC FOR $14,558,000 AT CHRISTIE'S IN NEW YORK ON NOVEMBER 9, 2021.

AUCTION RESULTS FOR SIMILAR WORKS[2]


$3M
$2.3M
$1.5M
$0.8M
2005
2007
2008
2009
2011
2012
2013
2015
2016
2017
2019
2020
2022
2023

The anonymous street artist Banksy (b. 1974, Bristol, United Kingdom) has become one of the most famous living artists, rising to international fame for his subversive approach to social commentary and persisting air of mystery. Although Banksy's concealed identity leaves much of his biography open to conjecture, over the years he has shed light on relevant aspects of his adolescence. The artist recalls being expelled from school and briefly going to prison for "petty crime" as a teen. Graffiti became his outlet for self-expression when he joined the Bristol-based graffiti group DryBreadZ crew, tagging his pseudonym "Banksy" all around the city. In the late 1980s, he developed his signature stencil style inspired by the history of the stencil in revolutionary propaganda and the practical time-saving nature of the technique. By the early 1990s, he had become a fixture of the British street art scene. During this decade, he met the photographer Steve Lazarides, who became Banksy's documentarian and later, his agent. Banksy's artistic practice expanded to include painting, sculpture, and film, and he held his first solo exhibition of acrylic on canvas works in an apartment in Easton, Bristol, in 1998. He moved to London around the turn of the century and retreated further into anonymity, showing his eyes on a recording for the final time in 2003. In July of that same year, his exhibition held in a former warehouse, Turf War, startled London's art world with its flagrant and dark political humor. As his anarchical reputation in the art world grew, so did the boldness of his artistic interventions. Between 2003 and 2005, he successfully installed "re-mixed" replicas of Old Master oil paintings in prestigious museums, including Tate in London, the Louvre in Paris, and the Metropolitan Museum of Art in New York, among many others. In 2010, he directed a documentary about graffiti artists titled Exit Through the Gift Shop, which received an Academy Award nomination. Banksy's achieved mainstream success allowed him to pursue larger conceptual installation works like his apocalyptic amusement park installation Dismaland (2015) in Weston-super-Mare, England. In line with his egalitarian ethos, all of Dismaland's building materials were recycled into shelters for homeless migrants after the show's closure. Given the artist's anonymity, little is known about his current whereabouts; however, Banksy remains active as an international graffiti artist and art world disruptor.

BANKSY





IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The chart below captures the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Banksy with the following criteria: All "modified" oils and "vandalized" single landscape paintings on canvas or panel that have been partially hand-painted or modified by the artist as determined to the best of our ability. The set excludes fully hand-painted works by Banksy, and Glory (2005) due to its medium of spray paint on a lithographic reproduction. The set includes Monkey Poison (2004), which was acquired by Masterworks 015, LLC, for $2,005,000 at Phillips on July 2, 2020, and Home Sweet Home (2006), which was acquired by Masterworks 242, LLC, for $2,078,313 at Phillips on March 2, 2023. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 19.3% CAGR implied from selected sales occurring from November 28, 2007, to June 29, 2023.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Banksy have a record price compound annual growth rate ("CAGR") of 63.84% from November 18, 2003 to December 31, 2023. This calculation is based on (i) a record price of $1,354 on November 18, 2003, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $21,893,360, the most recent record price as of June 30, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

4. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Banksy has a risk-adjusted appreciation of 1.367. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources.Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Banksy is 14.4%, which is based on 24 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Banksy was February 7, 2007 and ending on the last date a repeat sale occurred for such artist, which in the case of Banksy was October 14, 2022. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.